Exhibit 4.2

WAGEWORKS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

December 22, 2005

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Schedule A	Schedule of Holders
Schedule B	Schedule of Founders

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AMENDED—AND-RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of December 22, 2005 by and between WageWorks, Inc., a Delaware corporation (the “Company”), the Holders (as defined below) listed on Schedule A hereto and, as to certain sections hereof, the founders listed on Schedule B hereto (each a “Founder” and together the “Founders”).

RECITALS

WHEREAS, the Company, the investors in the Company’s Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (the “Prior Investors”) and the Founders entered into that certain Amended and Restated Investors’ Rights Agreement, dated as of March 29, 2003 (the “Prior Investors’ Rights Agreement”);

WHEREAS, the Company has authorized the issuance and sale of up to 2,465,331 shares of its Series D Preferred Stock (the “Series D Financing”);

WHEREAS, the Company and the new investors in the Company’s Series D Preferred Stock listed on Schedule A hereto (the “New Investors”) have entered into a Series D Preferred Stock Purchase Agreement dated as of December 22, 2005 (the “Series D Purchase Agreement”);

WHEREAS, pursuant to the Series D Purchase Agreement, the Company will sell to the New Investors shares of its Series D Preferred Stock;

WHEREAS, the mutual obligations in the Series D Purchase Agreement are conditioned upon the execution and delivery of an Investors’ Rights Agreement as contemplated therein; and

WHEREAS, pursuant to Section 3.7 of the Prior Investors’ Rights Agreement, such agreement may be amended by a written amendment executed by the Company, the holders of more than 50% in interest of the Common Stock held by the Holders and the holders of more than 50% in interest of the Common Stock held by the Founders.

NOW, THEREFORE, in consideration of the foregoing and for good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties to this Agreement agree as follows:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

(d) The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(e) The term “register”, “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(f) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock issued pursuant to the Series A Preferred Stock Purchase Agreement, dated as of June 1, 2000 (the “Series A Purchase Agreement”), (ii) the Common Stock issuable or issued upon conversion of the Series A-1 Preferred Stock, issued pursuant to the Series A-2 Purchase Agreement, dated as of August 16, 2001 and as amended on October 23, 2001 and December 28, 2001 (the “Series A-2 Purchase Agreement”), (iii) the Common Stock issuable or issued upon conversion of the Series A-2 Preferred Stock, issued pursuant to the Series A-2 Purchase Agreement, (iv) the Common Stock issuable or issued upon conversion of the Series B Preferred Stock, issued pursuant to the Series B Purchase Agreement dated as of May 23, 2003 and as amended June 30, 2003 (the “Series B Purchase Agreement”), (v) the Common Stock issuable or issued upon conversion of the Series C Preferred Stock, issued pursuant to the Series C Purchase Agreement, dated as of March 29, 2005 (the “Series C Purchase Agreement”) (vi) the Common Stock issuable or issued upon conversion of the Series D Preferred Stock, issued pursuant to the Series D Purchase Agreement, (vii) the shares of Common Stock issued to the Founders in the amounts set forth on Schedule B attached hereto; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities and the aforementioned Founders shall not be deemed Holders for the purposes of Sections 1.2, 1.12, 1.13(i) and (ii) and 1.14 and (viii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i)—(vii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

(g) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(h) The term “SEC” shall mean the Securities and Exchange Commission.

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) 180 days after the effective date of the first registration statement for a firm commitment underwritten public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction) or (ii) May 23, 2006, a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the Company file a registration statement under the Act, then the Company shall:

(i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

(ii) effect as soon as practicable, and in any event within sixty (60) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2(b), within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.5.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred-to-in-subsection 1.2(a). The-underwriter-will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected two registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.12 below.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period (A) the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company, (B) the Company or such registration statement is subject to any stop order or (C) such registration statement must be amended or re-filed to correct any material misstatement or omission to state a material fact; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

1.5 Furnish Information.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

(b) The Company shall have no obligation, with respect to any registration requested pursuant to Section 1.12 if, due to the operation of subsection 1.5(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.12(b)(2).

1.6 Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company (including the reasonable fees and disbursements of one counsel for the selling Holders) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all Holders requesting such withdrawal shall bear such expenses), unless (a) the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2, or (b) unless such withdrawal is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 1.2, in which case such registration shall not be counted as a registration under Section 1.2.

1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the reasonable fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success’ of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities in which case the Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included or (ii) notwithstanding (i) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of-such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder”, and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder”, as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act or the 1934 Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act or the 1934 Act, or any rule or regulation promulgated under the Act or the 1934; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act or the 1934 Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. In no event shall any Holder be required under this subsection 1.10(d) to contribute an amount that exceeds the net proceeds from the offering received by such Holder.

(e) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Act, at all times after ninety (90) days after the effective date of the first. registration statement filed by the Company for the offering of its securities to the general public;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 under the Act (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.12: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (without regard to any underwriters’ discounts or commissions) of less than $2,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.12; (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 1.12; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with the registrations requested pursuant to Section 1.12, including (without limitation) all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who either (i) receives such shares in connection with the transfer of all of the Holder’s Registrable Securities, or (ii) receives not less than 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations) as a result of such transfer, or (iii) is a partner, shareholder, subsidiary, affiliate, family member, family trust, or the estate of the Holder making such assignment or transfer; provided, however, that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.15 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorneyin-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

1.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within ninety (90) days of the effective date of any registration effected pursuant to Section 1.2.

1.15 “Market Stand-Off’ Agreement. Each Holder hereby agrees that, during the period of duration specified by the Company and an underwriter of common stock or other securities of the Company, following the date of the first sale to the public pursuant to a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except common stock included in such registration and any common stock of the Company purchased by such Holder in such first underwritten sale of securities to the public or purchased subsequent to such sale in an open market transaction; provided, however, that:

(a) all executive officers and directors of the Company and stockholders owning more than one percent (1%) of the Company’s capital stock enter into similar agreements; and

(b) such market stand-off time period shall not exceed one hundred eighty (180) days.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding the foregoing, the obligations described in this Section 1.15 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future. Furthermore, should any of the persons described in Section 1.15(a) above be released early from their market stand-off agreement such that they may directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) all or a portion of their securities of the Company, then each Holder shall likewise be released early from the restrictions of this Section 1.15 and shall be able to sell, transfer or dispose of an equal percentage of securities held by such Holder as those persons selling prior to the end of the market stand-off period.

1.16 Amendment of Registration Rights. Any provision of this Section 1 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities (excluding Registrable Securities held by the Founders) then outstanding; provided, however, that in the event such amendment or waiver adversely affects the rights and/or obligations of the Founders under this Section 1 in a different manner than the other Holders, such amendment or waiver shall also require the written consent of a majority of Registrable Securities held by the Founders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, the Founders and the Company.

1.17 Termination of Registration Rights

(a) No Holder shall be entitled to exercise any right provided for in this Section 1 after five (5) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public.

(b) In addition, the right of any Holder to request registration or inclusion in any registration pursuant to Section 1.3 shall terminate on the closing of the first Company-initiated registered public offering of Common Stock of the Company if all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period, or on such date after the closing of the first Company-initiated registered public offering of Common Stock of the Company as all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period.

2. Covenants of the Company.

2.1 Delivery of Financial Information.

(a) The Company shall deliver to each Holder that is a Major Investor (as defined below), as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company; and

(b) The Company shall deliver to each Holder that is a Major Investor, as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement and statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter.

(c) The Company shall deliver to each Holder of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock that is a Major Investor (i) within forty-five (45) days after the end of each of the first eleven (11) months of each fiscal year of the Company, an unaudited income statement and a statement of cash flows and an unaudited balance sheet for and as of the end of such month, in reasonable detail (such financial information shall indicate any changes for the applicable period or periods as compared to the budget for such applicable period or periods, if any) and (ii) as soon as practicable prior to the end of each fiscal year, but in any event within thirty (30) days the beginning of each fiscal year, a budget and any business plan for the next fiscal year, prepared on a monthly basis, including unaudited income statements, balance sheets and a statement of cash flows for such months. Each Holder who is a Major Investor of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock shall have the right to receive the information designated in this Section 2.1(c) upon the written request by such Holder.

(d) Each Holder agrees that information obtained by such Holder pursuant to this Section 2.1 that is or would reasonably be perceived to be proprietary to the Company will not be disclosed by such Holder without the prior written consent of the Company; provided, however, that each Holder’s obligation under this Agreement to hold all information received from the Company from reports, inspections or otherwise in confidence shall not prohibit such Holder from disclosing such information (i) if such information is or becomes public through no fault of such Holder, (ii) to its board of directors, investment advisers, attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with the Holder’s investment in the Company, provided that such persons agree to hold such information confidential, (iii) to any prospective purchaser of any shares of the Company owned by the Holder as long as such prospective purchaser agrees in writing to be bound by the confidentiality provisions of this Agreement, (iv) to the Holder’s affiliates, provided that such affiliates agree to hold such information confidential as provided herein, or (v) upon request, to a regulatory body, stock exchange or court having jurisdiction over the Holder or by court or administrative order or as otherwise required by applicable law or regulation or listing or trading agreement concerning the Holder or the Company, subject in each case to allowing the Company to seek a protective order with respect to disclosure of any such information.

(e) For purposes of Section 2.1 or 2.2, the term “Major Investor” shall mean (i) any Holder who holds at least 10% of the original investment such Holder makes in the Company pursuant to the Series A Purchase Agreement or the Series A-2 Purchase Agreement, (ii) any person who acquires at least 10% of the Series A Preferred Stock (or the common stock issued upon conversion thereof) issued pursuant to the Series A Purchase Agreement or 10% of the Series A-1 Preferred Stock or Series A-2 Preferred Stock (or the common stock issued upon conversion thereof) issued pursuant to the Series A-2 Purchase Agreement, (iii) any person who acquires at least 10,000,000 shares of the Series B Preferred Stock (or the common stock issued upon conversion thereof) issued pursuant to the Series B Purchase Agreement (iv) any person who acquires at least 1,000,000 shares of the Series C Preferred Stock (or the common stock issued upon conversion thereof) issued pursuant to the Series C Purchase Agreement (v) any person who acquires at least 600,000 shares of the Series D Preferred Stock (or common stock issued upon conversion thereof) issued pursuant to the Series D Purchase Agreement. For purposes of this Section 2.1 or 2.2, a Major Investor includes any general partners and affiliates of a Holder.

2.2 Inspection. Subject to the terms and conditions specified in this paragraph 2.2, the Company hereby permits each Holder that is a Major Investor (as hereinafter defined) a right of inspection, at such Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Holder; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

2.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall be suspended as to the Holders (i) when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur; provided, however, that in the case of (i) or

(ii) above, the covenants set forth in Sections 2.1 and 2.2 shall be reinstated as to the Holders in the event that the Company ceases to be subject to the periodic reporting requirements of the 1934 Act.

2.4 Right of First Offer. So long as a Holder holds at least 100,000 shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock the Company hereby grants to such Holder a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, Holder includes any general partners and affiliates of a Holder. A Holder shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Holder in accordance with the following provisions:

(a) The Company shall deliver a notice by certified mail (“Notice”) to the Holders stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) By written notification received by the Company, within 20 calendar days after giving of the Notice, the Holder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of common stock issued and held, or issuable upon conversion of the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock then held, by such Holder bears to the total number of shares of common stock of the Company then held by all Holders (assuming full conversion of all convertible securities held by all Holders). The Company shall promptly, in writing, inform each Holder which purchases all the shares available to it (“Fully-Exercising Investor”) of any other Holder’s failure to do likewise. During the ten-day period commencing after such information is given, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Holders were entitled to subscribe but which were not subscribed for by the Holders which is equal to the proportion that the number of shares of common stock issued and held, or issuable upon conversion of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock then held, by such Fully-Exercising Investor bears to the total number of shares of common stock issued and held, or issuable upon conversion of the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

(c) If all Shares which Holders are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the 30-day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Holders in accordance herewith.

(d) The right of first offer in this paragraph 2.4 shall not be applicable (i) to the issuance or sale of shares of common stock (or options therefor) to employees for the primary purpose of soliciting or retaining their employment, provided each employee executes an agreement, in substantially the form of the Stockholder Agreement attached as Exhibit D hereto, (ii) to or after the closing of the Company’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended, in which the aggregate value of the Company’s Common Stock prior to the offering is $200 million or greater (for the purpose of the calculation, the aggregate value of the Common Stock shall be calculated as the offering price per share of Common Stock in the public offering multiplied by the number of shares of fully diluted Common Stock outstanding immediately prior to such offering), (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships, and (vi) the Series D Preferred Stock issued pursuant to the Series D Purchase Agreement.

(e) The right of first offer set forth in this Section 2.4 may be assigned or transferred (but only with all related obligations) by a Holder to a transferee or assignee of such securities who either receives such shares in connection with the transfer of all of the Holder’s Registrable Securities, or after such assignment or transfer, holds not less than 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), or its partner, shareholder, subsidiary, affiliate, family member, family trust, or the estate of the Holder making such assignment or transfer; provided, however, that: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.15 above. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 2.4.

2.5 New Employee Options. Shares and options issued after the date of this Agreement to newly hired employees, directors and consultants pursuant to the Company’s employee stock option plan shall be subject to a four-year vesting schedule, with 25% of the shares vesting upon the first anniversary of the commencement of service and the remaining shares subject to monthly vesting thereafter. If the Board allows an employee, director or consultant to exercise an option prior to full vesting pursuant to a restricted stock purchase agreement, the unvested shares shall be subject to a repurchase option in favor of the Company which shall provide that upon termination of employment with or without cause, the Company may repurchase, at cost, any unvested shares held by such stockholder.

2.6 Directors and Officers Liability Insurance. The Company will continue to maintain a directors and officers liability insurance policy which covers the directors and officers of the Company in an amount of at least $1,000,000 and covenants to increase such coverage immediately prior to the consummation of the Company’s initial public offering to at least $5,000,000 and will use its best efforts to increase such coverage to $10,000,000 at such time.

2.7 “Market Stand-Off’ Agreement. The Company agrees to ensure that all future holders of the Company’s Preferred Stock shall agree to the Market Stand-Off provisions set forth in Section 1.15 herein.

3. Miscellaneous.

3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Governing Law.

(a) This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and-to be-performed entirely within Delaware.

(b) Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of Delaware, and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7 Amendments and Waivers.

(a) This Agreement may be amended, and any provision of this Agreement may be waived, only by a written amendment executed (i) as to the Company, only by the Company, (ii) as to the Holders, by persons holding more than fifty percent (50%) in interest of the Registrable Securities held by the Holders (other than Founders), and (iii) as to the Founders, by persons holding more than fifty percent (50%) in interest of the Common Stock held by the Founders; provided, that any amendment that imposes additional obligations on a particular Holder or Founder, or limits rights granted to such Holder or Founder, in a manner that does not similarly affect all Holders or Founders, respectively, shall require the separate written consent of such Holder or Founder to be enforceable against such Holder or Founder; provided, further, that any amendment to or waiver of Sections 2.1 or 2.2 with respect to investment funds affiliated with Advent International (“Advent”) or Camden Partners (“Camden”) shall require the separate consent of such parties to be enforceable against such parties; and provided, further, that any amendment to or waiver of Section 2.4 shall require the consent of more than fifty percent (50%) in interest of the Registrable Securities held by the Holders (other than Founders), which consent must include shares of Registrable Securities held by either Advent or Camden; provided, further, that the Company may amend this Agreement to add subsequent purchasers of Series D Preferred Stock pursuant to Section 1.3 of the Series D Purchase Agreement as “Holders” hereunder (including Schedule A hereto) without the consent of any other party. Any amendment or waiver effected in accordance with this Section shall be binding upon the Holders, the Founders, their transferees and the Company.

(b) The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by any other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provision or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Agreement. The waiver by any party of any of the provisions of this Agreement, shall not operate or be construed as a waiver of any subsequent breach.

3.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

3.11 Entire Agreement. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

WAGEWORKS, INC.

By:	/s/ Scott Halstead
Name:	Scott Halstead
Title:	Chief Executive Officer
Address:	Two Waters Park Dr, Suite 250 San Mateo, CA 94403

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

HOLDERS:

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P.

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P.

VANTAGEPOINT VENTURE PARTNERS IV, L.P.

VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P.

By:	VantagePoint Venture Associates IV, L.L.C., Its General Partner

	By:	/s/ Alan E. Salzman
	Name:	Alen E. Salzman
	Title:	Managing Member
	Address:	1001 Bayhill Drive, Suite 300 San Bruno, CA 94066

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

DIGITAL MEDIA & COMMUNICATIONS II LIMITED PARTNERSHIP

DIGITAL MEDIA & COMMUNICATIONS III-A LIMITED PARTNERSHIP

DIGITAL MEDIA & COMMUNICATIONS III-B LIMITED PARTNERSHIP

DIGITAL MEDIA & COMMUNICATIONS III-C LIMITED PARTNERSHIP

DIGITAL MEDIA & COMMUNICATIONS III-D

DIGITAL MEDIA & COMMUNICATIONS III-E C.V.

By:	Advent International Limited Partnership, Its General Partner

	By:	Advent International Corporation, Its General Partner

		By:	/s/ Leigh Michl
			Its:	Vice President/Senior Vice President

ADVENT PARTNERS II LIMITED PARTNERSHIP

ADVENT PARTNERS II-A LIMITED PARTNERSHIP

ADVENT PARTNERS DMC III LIMITED PARTNERSHIP

By:	Advent International Corporation, Its General Partner

	By:	/s/ Leigh Michl
		Its:	Vice President/Senior Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

BROOKE PRIVATE EQUITY ADVISORS FUND I-A, L.P.

By:	Brooke Private Equity Advisors, L.P., Its General Partner

	By:	Brooke Private Equity Management LLC, Its General Partner

		By:	/s/ John F. Brooke
			Name:	John F. Brooke
			Title:	Manager

BROOKE PRIVATE EQUITY ADVISORS FUND I (D), L.P.

By:	Brooke Private Equity Advisors, L.P., Its General Partner

	By:	Brooke Private Equity Management LLC, Its General Partner

		By:	/s/ John F. Brooke
			Name:	John F. Brooke
			Title:	Manager

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

CAMDEN PARTNERS STRATEGIC FUND III, LIMITED PARTNERSHIP

CAMDEN PARTNERS STRATEGIC FUND III-A, LIMITED PARTNERSHIP

By:	Camden Partners Strategic III, LLC Its General Partner

	By:	/s/ Richard M. Berkeley
		Name:	Richard M. Berkeley
		Title:	Manager Member

CAMDEN PARTNERS STRATEGIC FUND II-A, LIMITED PARTNERSHIP

CAMDEN PARTNERS STRATEGIC FUND II-B, LIMITED PARTNERSHIP

By:	Camden Partners Strategic II, LLC Its General Partner

	By:	/s/ Richard M. Berkeley
		Name:	Richard M. Berkeley
		Title:	Manager Member

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS

CAISSE DE DEPOT ET PLACEMENT DU QUEBEC

By:	/s/ Sylvain Gareau
	Name:	Sylvain Gareau
	Title:	Venture Capital

By:	/s/ Eric Legault
	Name:	Eric Legault
	Title:	Investment Manager

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS

HERCULES TECHNOLOGY GROWTH CAPITAL

By:	/s/ Scott Harvey
	Name:	Scott Harvey
	Title:	Chief Legal Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS

DICKSON LEUNG

By:	/s/ Dickson Leung

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS

MICHAEL HERBERT AND KIM GRAVES AS COMMUNITY PROPERTY

/s/ Michael Herbert
Michael Herbert

/s/ Kim Graves
Kim Graves

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS

PATRICK SHEA

/s/ Patrick Shea
Patrick Shea

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS

RICHARD BINGHAM

/s/ Richard Bingham
Richard Bingham

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS

EDWARD GOTTSMAN

/s/ Edward Gottsman
Edward Gottsman

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS

JOHN W. LARSON

/s/ John W. Larson
John W. Larson

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS

ROBERT GREENMAN

/s/ Robert Greenman
Robert Greenman

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS

JON KESSLER

/s/ Jon Kessler
Jon Kessler

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS

ANNABEL LEE, LLC, a Maryland limited liability company

By:	/s/ Gary Gensler
Name: Gary Gensler
Its: General Manager

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS

JERRY GRAMAGLIA

/s/ Jerry Gramaglia
Jerry Gramaglia

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

FOUNDERS:

JON KESSLER

/s/ Jon Kessler
Jon Kessler

LAURA GOTTSMAN

/s/ Laura Gottsman
Laura Gottsman

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

SCHEDULE A

SCHEDULE OF HOLDERS

Series D Preferred Stock	Number of Shares
Caisse de depot et placement du Quebec	1,230,205
Vantagepoint Venture Partners IV (Q), L.P.	534,485
Vantagepoint Venture Partners IV, L.P.	53,508
Vantagepoint Venture Partners IV Principals Fund, L.P.	1,947
Digital Media & Communications III Limited Partnership	50,674
Digital Media & Communications III-A Limited Partnership	24,527
Digital Media & Communications III-B Limited Partnership	7,497
Digital Media & Communications III-C Limited Partnership	111,901
Digital Media & Communications III-D C.V.	17,794
Digital Media & Communications III-E C.V.	11,847
Advent Partners DMC III Limited Partnership	3,170
Advent Partners II Limited Partnership	995
Advent Partners II-A Limited Partnership	2,985
Brooke Private Equity Advisors Fund I-A, L.P.	3,939
Brooke Private Equity Advisors Fund I (D), L.P.	984
Camden Partners Strategic. Fund III, Limited Partnership	132,349
Camden Partners Strategic Fund III-A Limited Partnership	5,500
Camden Partners Strategic Fund II-A, Limited Partnership	37,180
Camden Partners Strategic Fund II-B, Limited Partnership	2,205

SCHEDULE A - 1

Series D Preferred Stock	Number of Shares
Hercules Technology Growth Capital	38,520
Dickson Leung	4,164
Michael Herbert and Kim Graves as community property	9,830
Patrick J. Shea	615
Richard Bingham	4,096
Edward Gottsman	2,785
John W. Larson	14,441
Robert W. Greenman	3,049

SCHEDULE A - 2

Series D Preferred Stock	Number of Shares
Jon Kessler	30,817
Annabel Lee, LLC	100,000
Jerry Gramaglia	23,322

Series C Preferred Stock	Number of Shares
Vantagepoint Venture Partners IV (Q), L.P.	852,705
Vantagepoint Venture Partners IV, L.P.	85,365
Vantagepoint Venture Partners IV Principals Fund, L.P.	3,106
Digital Media & Communications III Limited Partnership	605,405
Digital Media & Communications III-A Limited Partnership	292,970
Digital Media & Communications III-B Limited Partnership	89,603
Digital Media & Communications III-C Limited Partnership	1,337,008
Digital Media & Communications III-D C.V.	212,514
Digital Media & Communications III-E C.V.	141,678
Advent Partners DMC III Limited Partnership	37,999
Advent Partners II Limited Partnership	12,000
Advent Partners II-A Limited Partnership	35,529
Brooke Private Equity Advisors Fund I-A, L.P.	47,059

SCHEDULE A - 3

Series C Preferred Stock	Number of Shares
Brooke Private Equity Advisors Fund I (D), L.P.	11,765
Camden Partners Strategic Fund III, Limited Partnership	1,574,588
Camden Partners Strategic Fund III-A Limited Partnership	72,471
Camden Partners Strategic Fund II-A, Limited Partnership	444,235
Camden Partners Strategic Fund II-B, Limited Partnership	26,353

Series B Preferred Stock	Number of Shares
VantagePoint Venture Partners IV (Q), L.P.	13,360,237
VantagePoint Venture Partners IV, L.P.	1,345,804
VantagePoint Venture Partners IV Principals Fund, L.P.	123,272
WS Investment Company, LLC	28,571
Robert W. Greenman	9,836
Patrick J. Shea	2,459

SCHEDULE A - 4

Series A Preferred Stock	Number of Shares
Phillip Korsant	50,000

Series A-1 Preferred Stock	Number of Shares
VantagePoint Venture Partners IV (Q), L.P.	1,343,963
VantagePoint Venture Partners IV, L.P.	135,933
VantagePoint Venture Partners IV Principals Fund, L.P.	46,847
Brobeck, Phleger & Harrison LLP	30,000
John W. Larson	44,074
Patrick J. Shea	1,250
Clement O’Donnell	35,795
Dickson Leung	12,708
Timothy A. Danison	12,500
W. Richard Bingham	12,500
Edward Gottsman	8,500
Robert Greenman	6,791
Daniel and Allison Corbett	4,931
Kim A. Graves Trust UDA 9/25/0	30,000

Series A-2 Preferred Stock	Number of Shares
VantagePoint Venture Partners IV (Q), L.P.	781,693
VantagePoint Venture Partners IV, L.P.	79,390
VantagePoint Venture Partners IV Principals Fund, L.P.	11,341
John W. Larson	25,185
Patrick J. Shea	714
Clement O’Donnell	20,454
Dickson Leung	7,261

SCHEDULE A - 5

Series A-2 Preferred Stock	Number of Shares
Timothy A. Danison	7,142
W. Richard Bingham	7,142
Edward Gottsman	4,857
Robert Greenman	3,881
Daniel and Allison Corbett	2,817
Delta Health Systems, Inc.	12,500
Kim A. Graves Trust UDA 9/25/0	17,142

SCHEDULE A - 6

SCHEDULE B

SCHEDULE OF FOUNDERS

Name	Number of shares of Common Stock
Jon Kessler	621,268
Laura Gottsman	621,268
Daniel Corbett	222,789

SCHEDULE B - 1